UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2022

CARO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-212268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

848 Brickell Ave, Pent #5 Miami, FL 33131

(Address of Principal Executive Offices)

(604) 445-4873Registrant’s telePHone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Effective April 28, 2022, Rozh Caroro, the previous majority shareholder of the Company, entered into a stock purchase agreement for the sale of 4,500,000 shares of Common Stock of the Company to Christopher McEachnie.

As a result of the acquisition, Mr. McEachnie holds approximately 58% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also effective April 25, 2022, the previous sole officer and director of the company, Rozh Caroro, resigned his positions with the Company. Upon such resignations, Mr. McEachnie was appointed as Chief Executive Officer, Treasurer and Secretary, and sole Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officer and director is as follows:

Chris McEachnie

Mr. Mceachnie grew up in West Vancouver with his older brothers. At the age of 19 he moved to Whistler BC and started a successful ski tuning company called Midnights Edge while working summers at Whistler Woodcraft Ltd. His passion for many years was Rock climbing and he spent long days climbing steep walls across North America and Mexico. At the age of 26 he had his first child, and two more followed. He ventured in real estate investment eventually purchasing several homes in Whistler Squamish and North Vancouver. Still based out of western Canada, Mr. McEachnie now runs a successful roofing company that installs commercial and residential roofs ross the region. He also runs social media platform Umiie World Inc. which is a project he began working on several years ago.

Item 8.01 Other Events.

Change in Address of Company

On November 26, 2021, the Company’s location and the location of the Company’s books and records has changed from 28th Floor Cityland Pasong Tamo Tower U2807, 2210 Chino Roces Avenue (Pasong Tamo), Makati City, Philippines, to 848 Brickell Ave, Pent #5 Miami, FL 33131.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARO HOLDINGS, INC.

Date: April 28, 2022	By:	/s/ Christopher McEachnie
Name: Christopher McEachnie
Title: President

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